Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-235279) on Form S-8 of Sandy Spring Bancorp, of our report dated June 29, 2022, with respect to the statement of net assets available for benefits of the Sandy Spring Bank 401(k) Plan and the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedules as of December 31, 2021, which report appears in the December 31, 2021 annual report on Form 11-K of the Sandy Spring Bank 401(k) Plan.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

June 29, 2022